EXHIBIT 99.1
NEWS RELEASE
RANGE REPORTS RECORD PRODUCTION
FORT WORTH, TEXAS, OCTOBER 17, 2007...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an operations update. Third quarter production volumes rose to 326 Mmcfe per day, a 13% increase over the prior-year period and a 4% increase over second quarter 2007. This represents the highest quarterly production in the Company’s history. Range has now posted 19 consecutive quarters of sequential production growth. Based on the results for the first nine months of 2007, Range anticipates achieving its 16% year-over-year production growth target established at the beginning of the year.
Range’s 2007 drilling program is making excellent progress with 34 drilling rigs currently running. Third quarter development and exploration expenditures of $189 million funded the drilling of 240 (187 net) wells and 38 (29 net) recompletions. A 97% success rate was achieved with 233 (181 net) wells productive. In the first nine months of 2007, 609 (465 net) new wells were placed on production. The remaining wells are in various stages of completion or waiting on pipeline connection. For the third quarter, the Company expects to recognize exploration expense of approximately $6.5 million, including $2 million of seismic expenditures. Average realized prices, after adjustment for hedging, are estimated to average $7.70 per mcfe, an increase of $1.21 per mcfe or 19% higher than the prior-year period.
Recently, the Company’s Board of Directors approved a modest increase in the 2007 capital budget from $835 million to $890 million. Capital spending is expected to be funded from internally generated cash flow and proceeds from assets sales completed earlier this year. The capital increase will fund additional drilling and leasing activities in the North Texas Barnett Shale play, the Appalachian Devonian Shale play and the Granite Wash play where we are expanding activity due to our drilling successes. For the year, the budget includes the drilling of 980 (740 net) wells and 84 (64 net) recompletions.
During the third quarter 2007, Range’s Appalachian division drilled 157 (113 net) wells in its coal bed methane, shale gas and tight gas sand properties. The division presently has 18 rigs operating in various project areas. The Appalachian division plans to drill 667 (472 net) wells in 2007. A key focus area for the division includes the continued expansion of the Nora field in Virginia. During 2007, coal bed methane operations in the Nora field continue to expand with the drilling of 230 wells on 60-acre spacing and 40 wells on 30-acre spacing. Initial production results indicate no discernable production interference on existing producing wells from the 30-acre infill wells. At Nora, Range also plans to drill 58 tight gas sand wells including five downspace wells and its first horizontal shale well this year. The Nora area, one of the largest coal bed methane accumulations in the Appalachian Basin, has more than 2,700 locations remaining to be drilled based on 60-acre spacing. If downspacing of CBM and tight gas sand wells is included, the number of remaining locations expands to approximately 6,000.
The Company continues to accelerate both its drilling and leasing efforts in its Appalachian Basin Devonian shale gas play. Range’s shale leasehold position in Pennsylvania is now in excess of 500,000 net acres. Besides adding to its acreage position, Range is focused on three activities in the play. First, a 10-well vertical program in southwestern Pennsylvania is underway to better determine drilling costs under a development scenario. With more than half of the wells drilled and completed, it appears that the costs are coming in below the target of $900,000 per well. Second, wells are being drilled targeting other areas of Pennsylvania, West Virginia and Virginia to further test the potential of Range’s acreage position. By year-end, each of Range’s prospect areas will have been tested by one or more wells. Third, beginning in the second quarter, a two-rig horizontal program was initiated utilizing rigs and crews recently brought in from outside the basin that have significant horizontal drilling experience. To date, five horizontal wells have been drilled and three have been completed. The first of the three newly completed horizontal wells had initial production of less than 1 Mmcfe per day. After adjusting certain drilling and completion parameters, the second and third wells resulted in initial production rates of 1.4 and 3.2 Mmcfe per day, respectively. In total, 15 horizontal wells are anticipated to be initiated in 2007.
The Midcontinent division drilled 32 (29 net) wells during the third quarter. Range’s first two horizontal Granite Wash tests in the Texas Panhandle came online at rates of 3.0 (2.1 net) Mmcfe per day and 2.8 (0.7 net) Mmcfe per day. Range also drilled and completed its first vertical Granite Wash well in its second Granite Wash play in central Oklahoma. It came on at a rate of 2.4 (1.5 net) Mmcfe per day. With 27,000 gross (13,000 net) acres in both projects, these successful completions will result in multiple development drilling locations for 2008 and beyond. Continued drilling in the Watonga/Chickasha area yielded several successful completions, with one new well producing at rates of 3.7 (2.2 net) Mmcfe per day. Multiple offsets are planned for this area in 2008.
During the third quarter, the Permian division drilled 48 (43 net) wells, of which 27 (24 net) were drilled in the Fort Worth Basin Barnett shale play. Barnett shale production has reached 97 (66 net) Mmcfe per day and is expected to reach 110 (75 net) Mmcfe per day by year-end. Currently, Range has five rigs working in the Barnett. Range now has approximately 116,000 (90,000 net) acres across the Fort Worth Basin, primarily in the core and expanding core areas. During the quarter, the Moore #1 well, Range’s initial test of its Ellis County eastern extension, encountered a 314-foot section of the Barnett in an undisturbed section. Due to poor hole conditions from sidetracking, Range was not able to optimally drill and case the horizontal lateral therefore compromising the completion of the well. Despite these setbacks, the well was successfully completed and was recently placed on production at an initial sales rate of 1.5 Mmcfe per day. This rate is within the expected range of 1.0 to 3.5 Mmcfe per day for wells completed in southeastern Johnson County. Significantly, this well verifies the gas productivity of the Barnett in Ellis County where Range holds approximately 20,000 acres. Plans are to drill a second well late in the fourth quarter to further test the productive section and apply drilling knowledge gained regarding the severely dipping shallow section above the Barnett. At the West Fuhrman Mascho redevelopment project in West Texas, progress continues with our infill program where 10 wells were drilled on five-acre spacing. The infill wells continue to perform in line with the existing 10-acre wells. Our Eunice, New Mexico properties continue to produce at 23 Mmcfe per day, despite recent pipeline shut-ins.
The Gulf Coast division drilled two successful wells in its Oakvale field in Mississippi. The Unit 30-15 well is currently producing 1.8 (1.0 net) Mmcfe per day, while the Unit 25-4 well tested 2.5 (1.4 net) Mmcfe per day and is expected to be online by the end of the month. In addition, the Company drilled two test wells in the Woodford shale play in Oklahoma and one in the Floyd/Chattanooga shale play in Alabama. Information on these wells is currently being evaluated by the Company. The Company has 83,000 (63,000 net) acres of leasehold in these two shale plays.
Commenting on the announcement, John Pinkerton, Range’s President and CEO, said, “Operationally, Range had a terrific third quarter. Production continued to steadily increase, achieving our record setting 19th consecutive quarter of sequential production growth. Exciting progress was also achieved in several of our emerging plays as we continue to expand our portfolio of opportunities. One or more of these plays could have a material impact on our reserves and production as early as next year. Having a proven portfolio of drilling locations is the foundation for consistent growth. All in all, Range is extremely well positioned to continue to deliver double-digit growth at top quartile finding costs for many years to come.”
The Company will host a conference call on Thursday, October 25 at 1:00 p.m. ET to review these results. To participate in the call, please dial 877-407-8035 and ask for the Range Resources third quarter financial results conference call. A replay of the call will be available through November 1 at 877-660-6853. The account number is 286 and the conference ID for the replay is 257167.

A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com. To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Company’s website for 15 days.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated production, capital expenditures, the number of wells to be drilled, future realized prices and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2007-27

Contact:	Rodney Waller, Senior Vice President David Amend, IR Manager Karen Giles, Sr. IR Specialist (817)870-2601 www.rangeresources.com

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